As filed with the Securities and Exchange Commission on September 17, 2019

Registration No. 333-218477

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-218477

UNDER THE SECURITIES ACT OF 1933

ASV HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-1501649
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ASV Holdings, Inc.

840 Lily Lane

Grand Rapids, Minnesota 55744

(218) 327-3434

(Address of principal executive office) (Zip code)

ASV Holdings, Inc. 2017 Equity Incentive Plan

(Full title of the plan)

Melissa How

Chief Financial Officer

ASV Holdings, Inc.

840 Lily Lane

Grand Rapids, Minnesota 55744

(218) 327-3434

(Name, address and telephone number of agent for service)

Copy to:

Christopher M. Forrester

Shearman & Sterling LLP

1460 El Camino Real, Floor 2

Menlo Park, California 94025

Telephone: (212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 is being filed to deregister all shares of common stock (the “Common Stock”), $0.001 par value, of ASV Holdings, Inc. (the “Company”) that had been registered and remain unsold under the following Registration Statement on Form S-8 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) (note that the share number listed below does not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement on Form S-8 (No. 333-218477), pertaining to the registration of 1,250,000 shares of Common Stock, reserved for issuance under the ASV Holdings, Inc. 2017 Equity Incentive Plan, filed with the SEC on June 2, 2017.

On June 26, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Yanmar America Corporation (“Parent”), and Osaka Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on September 11, 2019, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock of the Company registered under the Registration Statement as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, ASV Holdings, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Grand Rapids, State of Minnesota, as of September 17, 2019.

ASV HOLDINGS, INC.

By:	/s/ Melissa How
Name: Melissa How
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.